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                      [TRANSLATED FROM SPANISH TO ENGLISH]

                               BASES OF AGREEMENT
                                     BETWEEN
                         MINERA FREMONT GOLD CHILE S.A.
                                       AND
                         ALEJANDRO MORENO P. AND OTHERS


         In Santiago, Chile on 22 January 1997, between the representatives of Minera Fremont Gold Chile S.A., Messrs. Roberto Ossandon Irarrazabal and Roberto Partarrieu Leon, all domiciled for this purpose at 400 San Crescente Street, Las Condes, as the first party, hereinafter "the Company," and as the other party, hereinafter "the Proprietors," Messrs. Alejandro Morano Prohens, Juan Ignacio Perez Walker and Cristian Correa Searle, all domiciled, for this purpose, at 2740 Ebro Street, office 604, Las Condes, it has been agreed that the bases will be established for an agreement of mining exploration and operation, under the terms mentioned hereinafter:

         FIRST: Mr. Alejandro Morano Prohens, Mr. Juan Ignacio Perez Walker and Mr. Christian Correa Searle are owners of or own rights in twenty-three (23) mining properties and two (2) overlapping mining properties located in the sector of Aldebarran in the Maricunga mountain chain. The individualization of these mining properties and their plans are included in Annex 1 attached hereto and which for all purposes must be understood to be part and parcel of same.

         SECOND: On its part, Minera Fremont Gold Chile S.A. is a company that has the financial and technical resources that permit it to explore the mining properties mentioned in the previous clause, and if the reports confirm the existence of ore in them, to develop an operation project according to the potential that may be established.

         THIRD: Taking the statements of the previous clauses into consideration, the Proprietors have agreed with the Company that at this time they will establish the basic conditions and set up a procedure that will allow them to become partners or stockholders in one same company, intended for the mining of the mineral ores that may be discovered.

         FOURTH: For this purpose, the parties hereto hereby agree to proceed as follows:

         A.       Organization of the Partnership.

                  1. The Proprietors must organize a stock company or contractual mining company within the time period of ninety(90) days counted from this date, to which the mentioned twenty-five (25) mining properties must be contributed and the future rights on the application for water rights that is in the pipeline according to file ND 0302428 order number 495. At the moment of the organization, a stockholders' pact must be signed that considers all the agreements established in this document.
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                  2. The capital stock shall be U.S. $3,000,000 of which U.S.
$2,000,000 will be equivalent to the price of the mining properties and U.S. $1,000,000 the value of the works that the Company must execute. These amounts will be capitalized through the subscription of cash shares for the same value.

                  3. The Proprietors will sell to the Company five hundred (500) Series A shares of the new Partnership in the amount of U.S. $500,000 according to the payment formula mentioned hereinafter (number 7 below).

                  4. As a result of the sale of shares and the valuation of the exploration work capitalized, the stockholders of the Partnership shall be the Proprietors and the Company, each one with fifty percent (50%) of the shares.

                  5. The Partnership will issue 3,000 shares of which 1,500 will be Series A and 1,500 shall be Series B.

                  6. The Series B shares will always receive a percentage of the patrimony and rights in the Company (right to vote at the stockholders' meetings) equivalent to twenty-five percent (25%) of the total.

                  7. The U.S. $500,000 mentioned in number 3 above, equivalent to 500 Series A shares, will be paid by the Company on the following dates:

                           a.       U.S. $30,000 when this Agreement is signed;

                           b.       U.S. $135,000 on or before 30 April 1997;

                           c.       U.S. $135,000 on or before 30 November 1997;

                           d.       U.S. $100,000 on or before 31 March 1998;
                                    and

                           e.       U.S. $100,000 on or before 31 March 199.

         The shares will be transferred on the same date and on the same occasion when the quota mentioned in letter "e" is paid. Non-payment of one of the quotas will give the sellers the right to consider this Agreement finished, and this does not imply that the Proprietors must pay back to the Company the amount of the quotas that has already been paid.

         The cancellation of the U.S. $135,000 mentioned in letter "b" will be subject to the Partnership being organized by that date. The mentioned payment will only be made once the mentioned Partnership and the Stockholders' Agreement that picks up the terms of this Agreement have been established.

         B.       Obligations of the Company in the Preliminary Stages.


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                  1. To be able to have access to the option to subscribe 1,000
Class A cash shares of the new Partnership, the Company must execute the work specified hereinafter at its own expense, valued at approximately $1,000,000.

                  2.       The mentioned works shall consist of the following:

                           a.       Period January 1997 - April 1997

                                    (1)     Geological survey and mapping

                                    (2)     Study of satellite images

                           b.       Period September 1997 - March 1998

                                    (1)     Geophysical survey

                                    (2)     Geochemical surveys

                                    (3)     Sampling and prospect pits

                                    (4)      First phase of drilling program
                                             with RC (3,000 meters or its
                                             equivalent in diamantine)

                                    (5)      Laboratory analysis of rock
                                             sampling, reverse air drilling
                                             and/or diamantine drill cores

                           c.       Period September 1998 - March 1999

                                    (1)      Second phase of drilling program
                                             with RC (6,000 meters or its
                                             equivalent in diamantine)

                                    (2)      Laboratory analysis of rock
                                             sampling, reverse air drilling
                                             and/or diamantine drill cores

                           d.       Period February 1997 - March 1999

                                    (1)      Maintenance costs for patents,
                                             measurements and water rights
                                             included.

         It is hereby put on record that the amount of U.S. $1,000,00 for the works specified above is merely an estimate, and may vary for or against the Company, but this is no reason for a variation in the number of cash shares which must be issued once the above-described works are concluded.


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         The parties hereto also agree that the number of surveys may vary depending on the result of each one of the stages. The decision as to the technology to be used shall be the responsibility of and will depend on the criteria of the Company.

         The work period may be put forward or be delayed for climatic reasons. If the calendar of the period should be modified, the payments indicated in the fourth clause of A7 will be put forward or postponed simultaneously.

         C.       Patents, Measurements and Applications for Water Rights.

         All expenses during the currency of the exploration period until the option to subscribe cash shares that originate in patents and costs of measurements and water feasibilities, shall be chargeable to the Company. These amounts will be allocated to the U.S. $1,000,000 considered as a cost of the works to be executed.

         On the other hand, the Proprietors will be responsible for the judicial protection of the mining properties and they will be responsible for advising the Company of the date on which taxes or rights chargeable to the Company must be paid. This notice must be sent by letter to the legal place of business of the Company at least thirty (30) days prior to the date of payment.

         If the Company, having been correctly notified of its obligation to make a payment of those mentioned above, does not do so within the proper time, and odes not give the Proprietors fifteen (15) days prior notice before the expiry date of the payment of their intention not to fulfill said obligation, not only will this cause the Company to lose its share option, but the Company may also be subject to the payment of damages as may be determined by the arbitrating arbiter.

         If the Company is not notified correctly of the need to make any of the above-mentioned payments, this being understood to mean an indication of the amount and moment of the payments, and because of this fact this should cause the Company some damages, the arbiter will be authorized to determine the amount of said damages and may demand the respective indemnity from the Proprietors.

         D.       Unilateral Waiver.

         The Company, if it wishes, may waive, unilaterally and with explanation, the option to subscribe the above-mentioned cash shares, as well as the possibility of purchasing the five- hundred (500) shares under the conditions indicated in letter A number 7.

         The Company must execute the waiver of the option by means of a letter addressed to the legal place of business of the Proprietors.

         If the waiver of the option and purchase of shares should take place, the Company must give the Proprietors all the objective information which has been produced as a result of the execution of the exploration work.


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         E.       Advance Closing of the Option.

                  1. The Company will be considered as having lost the right to the option to purchase shares and subscribe cash shares, under the above-mentioned conditions, if it does not execute the works mentioned in the fourth clause letter B number 2, does not comply with the payments described in the same fourth clause letter A number 3, nor pays within the time period agreed upon for the purchase of shares, as established in clause four letter A number 7.

         In spite of the above, the Company may delay the payments for a maximum period of sixty (60) days counted from the date on which they should have been made, and this delay shall not imply for the Company the loss of the options to purchase or subscribe cash shares.

         Assuming that the Company requests the extension of the deadlines for payment, this mere fact will place it under the obligation to pay within the time period agreed upon, with the risk that it may lose the described options irremediably. Nevertheless, if the Company does not pay within the time period agreed upon, the Proprietors must notify the Company of the non-payment of the amount owed and in this case the Company must proceed with the cash payment of its obligation within a maximum time period of ten (10) days.

         It is also agreed that if the Company does not request an extension of the time period for payment, it is understood that it is waiving the options.

                  2. Another cause for the early cancellation of the option is the fact that the Company does not deliver the information required pursuant to letter F below; or, if having delivered it, its content has been altered and can be considered fraudulent. In this event, the arbitrating arbiter appointed hereinafter will be the one to decide on the cancellation or continuity of the option based on the antecedents and tests that the claimant gives him. Notwithstanding the above, the Proprietors will have the right to request that the arbiter set damages for nonfulfillment by the Company.

         F.       Information.

         The Company undertakes to deliver to the Proprietors all the objective information produced by the surveys and explorations carried out in the mining properties that are the subject matter of this Agreement. For this purpose, the Company, before May 15 of each year, must make a formal presentation to the Proprietors of the works and surveys executed during the summer season immediately prior to that date.

         It is hereby put on record that technical reports issued by third parties will not commit the Company with regard to the content of their conclusions, whether these originate from the same third parties or from the Company, because for all purposes they must be considered as being for illustration purposes only.

         G.       Agreements Subsequent to the Exercising of the Options.


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                  1. Share Structure. Once the Company has exercised the
mentioned options to purchase and subscribe shares, the share structure of the mining partnership set up pursuant to letter A1 of this clause will be divided into 1,500 Series A shares subscribed by the Company and 1,500 Series B shares subscribed by the Proprietors.

                  2. Administration. The Company feels that an essential condition to the signing of this Agreement is that the administration and operation of the Company to be organized shall be in the hands or and be the responsibility of Miner Fremont Gold Chile S.A.

                  3. Board of Directors. Notwithstanding what is stated in the previous number, the parties hereby agree that the Board of Directors of the Company shall consist of five members, two chosen by the Company, two chosen by the Proprietors and one chosen by mutual agreement.

         On the other hand, they undertake to establish the administrative authority invested in the Board of Directors, in order to clearly establish the framework for said Board of Directors and separate the powers of administration and management in the new partnership that the Company considers essential for the future. In effect, the parties agree to establish the following powers for the Board of Directors:

         - Appointment of auditors or other professionals that have to be hired for an adequate control of the Company's administration.

         -        Study and develop new business.

         - Purchase or rent the goods that are not necessary for the operation of the Company.

         -        Sale or rental of the Company's assets.

         - Establish liens on the Company's goods to guarantee its own obligations, except with regard to guaranties granted for the construction of the plant, where the intent of the Company will be enough.

         - Hold the Partnership liable with the purpose of guaranteeing third party commitments.

         - Indebtedness with banks except to obtain financing for working capital (including leasing).

         -        Contracts with future and operations with by-products.

         -        Institutions with which financial investments can be made.

         - Lawsuits with third parties started by the Partnership or against the Partnership.


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         -        Distribution of dividends above the legal limitations.

         -        Operations with companies or related persons.

         - Investments that represent more than U.S. $1,000,000 must be made with a prior public or private call for bids, unless specifically authorized by the Board of Directors.

                  4. Mutual Right to First Option. The stockholders of the new Partnership may freely sell and rent stock with the condition that they must first offer the other stockholders, in proportion to their stock participation, a first option of sale or rental under the same conditions that they are being offered to a third party.

         If a third party should prove to be interested in the purchase or rental of stock, all the stockholders must be notified of the conditions of the ale or rental in a bona fide offer signed by the interested third party.

         In spite of the above, the Proprietors are free to contribute and without prior notification to the rest of the stockholders, all or part of their Series A or B block to a holding company.

         The norms that will govern the manner in which the offer of stock among the stockholders, deadlines, etc., will be put into effect shall be established in the Bylaws of the Company that will be organized.

         It is hereby put on record that the norms that will govern the first option of sale or rental of stock will not apply in the case of transactions between the stockholders that form part of the Proprietors or of the Company.

                  5. Financing of Stages Subsequent to Those Indicated in Letter B Number 2 and Feasibility Studies.

                           (a) The cost of stages subsequent to those indicated in clause four letter B number 2 of this Agreement, until the completion of the feasibility study, will be financed by the stockholders in proportion to their share participation, whether they are Series A or B stockholders.

                                    The parties and in the future stockholders undertake to take part in the financing under the mentioned terms. In this respect, they agree that they must have sufficient funds to take part in the mentioned financing, within the time period of 180 days for the first stage and 60 days for the remaining stages, counted from the notification which Minera Fremont Gold Chile S.A. must send to all the stockholders of the new Partnership, indicating the need to count on sufficient resources to continue developing the project.


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                           (b)      Once the feasibility study is finished, it
                                    is agreed that the new Partnership will
                                    issue 3,000 Series A cash shares which may be subscribed by all the stockholders in proportion to the percentage contributed towards the total financing of the mentioned study.

                                    If the Series B stock does not take part in the financing of the feasibility study, it cannot be diluted to less than twenty-five percent (25%) of the patrimony and company rights pursuant to stipulations in clause four letter A number 6.

                  6. Special Option for B Series Stockholders. Once the feasibility study is finished, the Series B stockholders will have the option to exchange all their stock for the right to obtain a net smelter return of three percent (3%) calculated on the production of all the mineral ore obtained from the working of the mineral deposit.

         The mentioned option will have a duration of one hundred and twenty
(120) days counted from the notification that the Company must make informing that the feasibility study has been finished. The notification must be accompanied by a copy of the mentioned study.

                  7. Financing of the Plant.

                           (a) The financing of the construction of an ore processing plant, its operation and other costs related to a mining project under execution, must be requested by the new Partnership, and, to guarantee the credits, it may establish liens on the Company's assets and, if necessary, the stockholders must be willing to mortgage their own stock.

                           (b) The parties hereto agree that additional investments in the form of an "equity" or subordinate debt may be required by other financial institutions in order to ensure the primary financing of the plant.

                           (c) The Company assumes the obligation to finance the capital increases which the Series B stockholders may be obliged to make, as described in letter G7b so that the new Partnership may have sufficient resources to develop the project.

                           (d) The Company also undertakes to do its best, at its own discretion, to obtain the financing of the other Series A stockholders on the occasion of increases in the capital stock of the new Partnership, in order to develop the mining project that is the subject matter of this Agreement.

                           (e) Inasmuch as the Company provides the capital required by the Series B stock, pursuant to the provisions of letter G7b, the


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                                    Company may charge the Series B stockholder
                                    an interest rate equal to the LIBOR rate plus a maximum of five percent (5%).

                           (f) If the company obtains the financing, pursuant to the provisions of letter G7b, for the Series A stockholders in the part related to the Proprietors, the latter shall be obliged to pay a rate of two and one half percent (2.5%) over the sum financed.

                           (g) If the Proprietors cannot or do not wish to concur with their obligation to participate in the financing of the plant under the terms established in letter G7b, the Proprietors hereby agree to authorize with their vote the issuing of a number of Series A stock which will permit the attraction of the required capital.

                           (h) With regard to the payment of investments subsequent to the feasibility study and dividend to the stockholders and with the object of establishing the priority of the distribution of income, the concept of "net cash flow" equal to net earnings plus depreciation plus depletion plus indexing to inflation minus debts to third parties will be used. The priority of the net cash flow must be:

                                    (1)      Its distribution among the
                                             stockholders in proportion to their
                                             stock participation.

                                    (2)     With regard to the Series B stock,
                                            the respective flow must be paid to
                                            the Company until the latter
                                            receives the total amounts loaned
                                            plus the interest to the owners of
                                            Series B stock.

                                    (3)     Finally, with regard to the net cash
                                            flow of the Series A stock, it must
                                            be delivered entirely to the Company
                                            until completion of payment of the
                                            loan which the Company may have
                                            made, plus its interest.

                  8. Financing of Future Explorations. The financing of future explorations within the grounds that make up the Santa Eloisa mining properties must be financed chargeable to the net cash flow defined above.

         FIFTH: The parties hereto agree that an essential condition for the agreements in this document to be put into effect is that legal title to the mining properties identified in Annex 1, which must be contributed to the Partnership that will be organized, will comply with the law.

         In this respect, the Proprietors will have a time period of thirty (30) days counted from this date to deliver the respective documents to the Company, and these shall be studied by the lawyer specializing in mining law, Mr. Horatio Caffi.


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         SIXTH: In consideration of the payment of U.S. $30,000 made in this act, the parties hereto agree that if the titles to the mining properties do not comply with the law, the Proprietors must reimburse the mentioned amount. For this purpose they leave in the hands of the Notary Public, Mr. Juan Ricardo San Martin Urrajola, a bank document for the equivalent in local currency of the mentioned amount, with instructions that it is to be delivered to a representative of Minera Fremont Gold Chile S.A., if it can prove, attaching the corresponding report issued by the lawyer, Mr. Infante, that the titles to the mining properties do not comply with the law.

         SEVENTH: In addition to the stipulations in the preceding clause, the parties hereto agree that further to the payment of the U.S. $30,000, the Proprietors must reimburse the Company for all expenses incurred in patents, taxes, studies and exploration in the mining properties as of the date and the date of Mr. Infante's negative legal report.

         EIGHTH: All doubts and difficulties that may arise between the parties as a result of the stipulations of this Agreement, whether they refer to the appreciation of the existence or nonexistence, validity or nullity, fulfillment and nonfulfillment, revocation, application, interpretation or any other matters related directly or indirectly with same, shall be resolved by arbitrating arbiter or friendly mediator chosen by the parties who will have the most ample authority, including determining the merits of their own capability establishing norms of procedure and granting the characteristic of civil obligations to those that may not assemble these requirements. The arbiter who takes office shall act without a lawsuit and there shall be no appeal to his resolutions, and the parties hereto hereby waive their right to appeal. For this arbitration and for the appointment of the arbiter, the parties agree to apply to the Center of Arbitration of Santiago, pursuant to the Regulations of the Center of Arbitration of the Chamber of Commerce, whose provisions are on record in the public writ dated 10 December 1992, issued by the Office of the notary Public of Santiago, Mr. Sergio Rodriguez Garcia, and which were published in the Official Gazette of the 22nd of June 1993 and are part and parcel of this clause and which the parties hereto declare they accept and are familiar with. Pursuant to the above, the parties grant a special irrevocable power of attorney to the Santiago Chamber of Commerce so that, at the request of any one of them, it will appoint an arbitrating arbiter from among the members of this arbitration association of the Center of Arbitration of this Chamber. The parties also establish that the arbitration will be permanently open, so that the arbiter may carry out his work as many times as may be necessary and in each case will have a time period of two (2) years in which to carry out his assignment. The arbiter will always be authorized, if the parties cannot come to an agreement as to procedure, to establish the procedure as he may wish, including matters referring to the system of notifications; but the first of these must necessarily be executed pursuant to the rules of the Section Six of the First book of the Code of Civil Procedure. The court costs resulting of the arbitration and the arbiter's fees must always be chargeable to both parties, by halves.


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         NINTH: For all legal purposes of this contract, the parties hereto establish their domicile in the City of Santiago.

/s/ Roberto Ossandon Irarrazabel              /s/ Alejandro Moreno Prohens
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Minera Fremont Gold Chile S.A.                Alejandro Moreno Prohens


/s/Juan Ignacio Perez Walker                  /s/Cristian Correa Searle
----------------------------------            ----------------------------------
Juan Ignacio Perez Walker                     Cristian Correa Searle


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